June 21, 1999


International Game Technology
9295 Prototype Drive
Reno, Nevada 89511

Ladies and Gentlemen

            I am the General Counsel of International Game Technology, a Nevada corporation (the "Company") and have made such investigations of fact and law, reviewed such corporate records of the Company and originals or copies identified to my satisfaction as true copies of such documents, obtained such certificates of officers of the Company and public officials, and done such other things as I have deemed necessary for the purpose of this opinion. I have assumed the genuineness of all signatures (other than those of officers of the Company), the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

            On the basis of such examination, my reliance upon the assumptions in this opinion and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that:

(i) the Company has been duly incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation; and

(ii) the execution, delivery and issuance of the 7.875% Senior Exchange Notes due 2004 and 8.375% Senior Exchange Notes due 2009 have been duly authorized by all necessary corporate action on the part of the Company.

            I am a member of the bar of the State of Nevada and do not express any opinion as to laws other than those of the United States and the State of Nevada. I express no opinion as to the laws of any other jurisdiction and, unless otherwise specified, no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.


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            This opinion is expressly limited to the matters set forth above and
I render no opinion, whether by implication or otherwise, as to any other matters. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

            I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus.

                                       Very truly yours,


                                       /s/ Brian McKay
                                       Brian McKay
                                       Senior Vice President, General Counsel
                                       and Secretary